FOR IMMEDIATE RELEASE		June 28, 2016
Media Contacts:	Jim McDonald (602) 250-3704
Alan Bunnell (602) 250-3376
Analyst Contact:	Ted Geisler (602) 250-3200
Websites:	aps.com/newsroom

APS Announces Executive Changes at Palo Verde
Edington transitioning to advisory role; Bement, Cadogan promoted

PHOENIX - Arizona Public Service announced today changes in its senior leadership team at the Palo Verde Nuclear Generating Station. Bob Bement has been appointed Executive Vice President, Nuclear and will continue to report to Randy Edington, Executive Vice President and Chief Nuclear Officer. Jack Cadogan, currently Vice President, Nuclear Engineering, has been named to replace Bement as Senior Vice President, Site Operations. Maria Lacal will continue to serve as Senior Vice President, Regulatory and Oversight. Cadogan and Lacal will report to Bement.

On October 31, Bement will take over as Executive Vice President and Chief Nuclear Officer while Edington shifts to Executive Vice President and Advisor to the CEO.

“I want to thank Randy Edington for his great service to our customers, our company and our state over the past nine years,” said Don Brandt, APS Chairman, President and Chief Executive Officer. “When Randy arrived, Palo Verde faced difficult regulatory and operational challenges. He put together a great team, which included Bob Bement, and more quickly than anyone thought possible, restored confidence and operational excellence at the plant. I am proud to say that under Randy’s leadership, Palo Verde has become a model for other plants nationally and around the world as one of the best in the industry.”

In 2015, Palo Verde generated a record 32.5 million megawatt-hours of carbon-free electricity, marking the 24th consecutive year the plant was the nation’s largest power producer. Palo Verde remains the only U.S. generating facility to ever produce more than 30 million megawatt-hours in a year - an operational accomplishment the plant has achieved each of the past seven years and a total of 11 times. In addition, Palo Verde produces 80 percent of Arizona’s clean electricity, displacing more than 13.2 million metric tons of greenhouse-gas emissions that would otherwise have been produced to power homes and businesses from Texas to California.

Bement has led the day-to-day nuclear operations at Palo Verde for the past nine years. Prior to joining APS shortly after Edington’s arrival in 2007, he held senior nuclear leadership positions at Exelon and with Arkansas Nuclear One and began his nuclear career in the United States Navy as a nuclear-trained electrician.

“Bob Bement has served side-by-side with Randy at Palo Verde almost from Randy’s first day at APS. Bob understands the plant culture and was essential in Palo Verde’s return to excellence,” said Brandt. “Randy and I have always agreed that the true measure of a leader is the organization’s ability to excel after that leader is gone. In Bob, we have the ideal successor to continue Randy’s outstanding work and to ensure Palo Verde’s enduring industry leadership.”

Cadogan, who has served as Palo Verde’s vice president of nuclear engineering since 2012, will assume Bement’s former responsibilities overseeing site operations. Cadogan joined APS in 2009 as director of engineering support before being promoted to director of plant engineering in 2011. In his most recent role, he has been responsible for plant design and project engineering, as well as the nuclear fuels function. Prior to joining APS, Cadogan spent 30 years in the energy industry, holding numerous positions in power plant operations support, design and construction.

Palo Verde is operated by APS and jointly owned by APS, Salt River Project, El Paso Electric Co., Southern California Edison Co., Public Service Co. of New Mexico, Southern California Public Power Authority and the Los Angeles Department of Water & Power.

APS, Arizona’s largest and longest-serving electric utility, serves nearly 1.2 million customers in 11 of the state’s 15 counties. With headquarters in Phoenix, APS is the principal subsidiary of Pinnacle West Capital Corp. (NYSE: PNW).